EXHIBIT 99.1

Contact:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com

EVAN BEHRENS ELECTED TO PENFORD BOARD OF DIRECTORS

Centennial, CO; August 28, 2013

Penford Corporation (NASDAQ:PENX), a leader in specialty ingredients systems for food and industrial applications, announced today that Evan Behrens has been elected to the Company’s Board of Directors.

Mr. Behrens, 44, is the Senior Vice President, Business Development for SEACOR Holdings Inc. (NYSE: CKH), a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR has been a significant Penford shareholder for several years.

Mr. Behrens joined SEACOR in 2008 and has managed or led that company’s involvement in numerous transactions. Mr. Behrens has represented SEACOR’s interests while acting as a director for other companies which SEACOR has owned or in which it has invested. He is a graduate of the University of Chicago.

“We are very pleased to have Evan join our Board,” said Paul Hatfield, Chairman of the Board of Directors of Penford Corporation. “In addition to Evan’s wide ranging business background, he will bring us sophisticated financing and financial management skills. Evan’s noteworthy and relevant experience will permit him to make strong contributions to our Board and the future success of Penford.”

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty ingredients systems derived from natural and renewable sources for food and industrial applications. Penford has seven manufacturing and/or research locations in the United States.